Exhibit 99.1
CONTACT
Deborah Gillman
The SCO Group
dgillman@sco.com
Tel: (801) 932 5302

THE SCO GROUP ANNOUNCES KEN NIELSEN AS INTERIM CHIEF FINANCIAL OFFICER
Nielsen’s SEC Compliance and Consumer-Based Experiences
to Support SCO’s Future Growth
LINDON, Utah—September 28, 2007—The SCO Group, Inc. (“SCO”) (NASDAQ: SCOX), a leading provider of UNIX® software technology and mobile services, today announced that it has appointed Ken R. Nielsen as Chief Financial Officer, effective October 1, 2007. Mr. Nielsen will initially fill the position in an interim capacity and report to Darl McBride, President and CEO for The SCO Group.
“Over the past three years, SCO has focused on building a next-level future for its UNIX platform with exciting new applications and operating systems for its core enterprise business and emerging mobile business,” said Mr. McBride. “Ken, with his proven track record of consumer-based experiences, will support the strategic direction and growth of our consumer- and prosumer-driven mobility business. He will also bring a wealth of experience in SEC compliance to SCO, which will prove invaluable as he directs our regulatory filings through the Chapter 11 reorganization process.”
Most recently, Mr. Nielsen was Chief Finance Officer at Forward Foods, LLC where he developed systems and tools, which directly increased cash flow for the business. Before that, he worked with Mrs. Field’s Companies, Inc. for six years, where his strategic leadership led to improved year-over-year same store sales and increased international revenue by 25%. He also streamlined the financial management and reporting infrastructure of Mrs. Field’s 20 business entities while ensuring that the company met all lender and SEC requirements. Prior to that, he spent time in a number of senior positions with Echopass, Ernst & Young, Sprint PCS and Price Waterhouse.
“The SCO Group has a unique opportunity to become a leading applications provider for the mobile marketplace,” said Ken Nielsen, Chief Financial Officer for The SCO Group. “As an avid mobile user from my time with Sprint, I am eager to work alongside Darl to drive this business forward, while supporting the continued success of SCO’s traditional UNIX business.”
Mr. Nielsen replaces Burt Young who has left The SCO Group to pursue new opportunities.
About SCO
The SCO Group (Nasdaq: SCOX) is a leading provider of UNIX software technology and mobile services. SCO offers UnixWare for enterprise applications and SCO OpenServer for small to medium businesses. SCO’s highly innovative and reliable solutions help customers grow their businesses everyday, especially into the emerging mobile market. SCO owns the core UNIX operating system, originally developed by AT&T/Bell Labs and is the exclusive licensor to UNIX-based system software providers. The Me Inc., product line focuses on creating mobile platforms, services and solutions for businesses and enhances the productivity of mobile workers.
Headquartered in Lindon, Utah, SCO has a worldwide network of thousands of resellers and developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit http://www.sco.com.
SCO and the associated logos are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries.